Exhibit 99.1

Badger Meter Reports Second Quarter 2020 Results

MILWAUKEE--(BUSINESS WIRE)--July 16, 2020--Badger Meter, Inc. (NYSE: BMI) today reported results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights

  Navigated rapidly changing COVID-19 circumstances and the resulting second quarter 2020 market dynamics delivering net sales of $91.1 million, a decrease of 12% compared to $103.5 million in the comparable prior year quarter, with municipal water sales only 9% lower year-over-year.
  Implemented cost control actions helped deliver net earnings and diluted earnings per share (EPS) of $9.5 million and $0.33, respectively, compared to $11.4 million and $0.39 in the comparable prior year period.
  Generated $21.7 million of cash provided by operations representing strong earnings conversion, ended the quarter with $85.2 million in cash on the balance sheet.

Overview

“I am proud of the response of our employees globally to the unprecedented and far-reaching impact of COVID-19, both to them personally and to our company. While April was certainly a challenging month, with 95% of the US on some type of stay-at-home order, we saw improving levels of municipal water demand off of that bottom in the ensuing months, while flow instrumentation demand has remained sluggish. The cost actions we took in the quarter allowed us to preserve profitability and cash flow despite the rapid demand disruption. Our primary focus continues to be on serving customers while protecting the health, safety and well-being of our employees and all our constituencies,” said Kenneth C. Bockhorst, Chairman, President and CEO of Badger Meter.

Second Quarter Operating Results

Municipal water sales declined 9% from the comparable prior year quarter, with improving order demand from the month of April low point which corresponded to the widespread lock-down of activity across the US. Backlog increased as orders exceeded sales in the quarter, the result of modest manufacturing interruptions which limited output at certain of our manufacturing facilities. Existing project installation schedules remained largely on track, and demand for ultrasonic meter technology and ORION Cellular LTE-M radios continued to gain traction. As expected, sales of flow instrumentation products were more significantly impacted and were 22% lower year-over-year, with weak demand throughout the quarter across the array of end markets served.

Operating margins of 13.9% were 60 basis points below the prior year’s 14.5%, representing decremental margins on the sales decline of approximately 20%. During the quarter, the company proactively implemented cost containment actions, including reductions in discretionary spending, a hiring freeze, reduced work hour furloughs and executive salary reductions to mitigate the impact of the sales decline on profitability and cash flows.

Gross profit margins were strong at 39.3%, a 40 basis point increase over the prior year’s 38.9%. Despite lower manufacturing output, the benefit of cost actions as well as favorable sales mix and price cost dynamics, contributed to the gross margin improvement.

Selling, engineering and administration (“SEA”) expenses in the second quarter of 2020 of $23.2 million were down from the prior year’s $25.2 million as a result of the cost reduction actions taken, partially offset by business optimization investments. The tax rate of 24.3% was modestly higher than the prior year’s 23.8%.

“In summary, I am pleased with the resilience of our financial performance in relation to the economic severity of this unprecedented crisis,” stated Bockhorst. “The level of commitment with which our organization collectively responded to this pandemic, responsibly working to enact and support protocols and other measures to keep all of us safe while serving our customers in critical and essential industries, is commendable.”

Outlook

“As we finish the second quarter and look to the back half of the year and beyond, we remain optimistic about our long term opportunities for growth. Our backlog and bid funnel remain healthy, and interest in our solutions is strong. However, we remain cognizant of the fact that while economic activity is improving, data and market sentiment suggest the potential for a protracted recovery as coronavirus-related disruption and uncertainty may weigh on demand, supply chain and manufacturing output, as well as municipal budgets moving forward.

Given this uncertainty, we will remain nimble and focused on what we can control, keeping the health and safety of our employees, customers and other constituencies at the heart of every decision we make. We are committed to driving innovation forward, even in these challenging times, with the launch of new product offerings, including our recently released E-Series Ultrasonic Plus with integrated valve, which allows water utilities to remotely restrict water flow. Our operations teams are adapting manufacturing processes to increase output while optimizing safety. We are managing cash flow and working capital, with $85.2 million of cash on the balance sheet as of June 30, 2020 and $125 million in revolving credit available to fund capital allocation priorities. Finally, our M&A posture remains measured and we will continue pursuing strategic, tuck-in acquisitions at reasonable valuations.”

Bockhorst concluded, “I am continually impressed by how our sales, service and office staff around the globe embraced new ways of working to increase productivity while reducing expenses, and how our operations and supply chain teams were able to respond despite the broad-based economic disruption caused by the virus. This reinforces the resilience of our business model, our offerings and our culture as we protect the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s second quarter 2020 results today, Thursday July 16, 2020 at 10:00 AM Central/11:00 AM Eastern time. The call and related presentation can be accessed via webcast through the Investor section of our website or by dialing 1-833-921-1631 (US) or 1-236-714-2109 (International) and entering the passcode 6378486. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. Potential factors that could affect such forward-looking statements include the duration, severity and geographic spread of the COVID-19 pandemic, government actions to address or mitigate the impact of the COVID-19 pandemic, and the potential negative impacts of COVID-19 on the global economy, the company’s operations and those of our customers and suppliers. In addition, the company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$91,119	$103,542	$199,627	$208,423

Cost of sales	55,269	63,266	120,455	127,690

Gross margin	35,850	40,276	79,172	80,733

Selling, engineering and administration	23,186	25,243	50,493	51,373

Operating earnings	12,664	15,033	28,679	29,360

Interest expense, net	32	85	63	214
Other pension and postretirement costs	44	35	88	82

Earnings before income taxes	12,588	14,913	28,528	29,064

Provision for income taxes	3,054	3,555	7,140	6,882

Net earnings	$9,534	$11,358	$21,388	$22,182

Earnings per share:

Basic	$0.33	$0.39	$0.74	$0.76

Diluted	$0.33	$0.39	$0.73	$0.76

Shares used in computation of earnings per share:

Basic	29,047,297	29,027,887	29,046,277	29,024,543

Diluted	29,265,719	29,211,533	29,246,367	29,224,552

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2020	2019
	(Unaudited)

Cash and cash equivalents	$85,201	$48,871
Receivables	54,021	61,365
Inventories	76,846	81,948
Other current assets	7,339	7,910
Total current assets	223,407	200,094

Net property, plant and equipment	83,190	85,761
Intangible assets, at cost less accumulated amortization	44,638	48,163
Other long-term assets	17,040	16,617
Goodwill	71,258	71,258
Total assets	$439,533	$421,893

Liabilities and Shareholders' Equity

Short-term debt	$4,480	$4,480
Payables	35,449	31,523
Accrued compensation and employee benefits	9,678	12,754
Other current liabilities	13,094	8,490
Total current liabilities	62,701	57,247

Deferred income taxes	2,555	876
Long-term employee benefits and other	33,134	32,702
Shareholders' equity	341,143	331,068
Total liabilities and shareholders' equity	$439,533	$421,893

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$9,534	$11,358	$21,388	$22,182

Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	3,003	3,085	5,978	6,063
Amortization	3,227	3,033	6,483	6,297
Deferred income taxes	-	(14)	392	(15)
Noncurrent employee benefits	369	(384)	457	(267)
Stock-based compensation expense	398	289	705	554
Changes in:
Receivables	5,253	7,971	6,638	6,028
Inventories	(2,367)	(2,731)	5,070	(2,565)
Payables	(631)	4,601	3,886	9,141
Prepaid expenses and other current assets	(991)	(1,845)	(1,600)	(3,946)
Other current liabilities	3,953	(2,275)	2,889	(2,569)
Total adjustments	12,214	11,730	30,898	18,721
Net cash provided by operations	21,748	23,088	52,286	40,903

Investing activities:
Property, plant and equipment expenditures	(1,637)	(2,306)	(3,579)	(4,466)
Net cash used for investing activities	(1,637)	(2,306)	(3,579)	(4,466)

Financing activities:
Net decrease short-term debt	-	(6,500)	-	(13,500)
Payment of contingent acquisition consideration	-	(650)	-	(1,650)
Dividends paid	(4,940)	(4,360)	(9,878)	(8,717)
Proceeds from exercise of stock options	-	277	478	748
Repurchase of treasury stock	(406)	(964)	(2,873)	(2,837)
Issuance of treasury stock	38	45	93	97
Net cash used for financing activities	(5,308)	(12,152)	(12,180)	(25,859)
Effect of foreign exchange rates on cash	22	231	(197)	230

Increase in cash and cash equivalents	14,825	8,861	36,330	10,808
Cash and cash equivalents - beginning of period	70,376	15,033	48,871	13,086

Cash and cash equivalents - end of period	$85,201	$23,894	$85,201	$23,894

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com